THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this "Third Amendment") is made as of June 19, 2020, by and between ARE-SD REGION NO. 35, LLC, a Delaware limited liability company ("Landlord"), and SINGULAR GENOMICS SYSTEMS, INC., a Delaware corporation ("Tenant").

RECITALS

A.
Landlord and Tenant entered into that certain Lease Agreement dated as of November 15, 2019, as amended by that certain First Amendment to Lease dated as of February 24, 2020, and as further amended by that certain Second Amendment to Lease dated as of May 7, 2020 (as amended, the "Lease"). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 15,796 rentable square feet (the "Original Premises") in a building located at 3033 Science Park Road, San Diego, California. The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.
Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Original Premises by adding that certain space in the Building commonly known as Suite A, containing approximately 12,685 rentable square feet, as more particularly described on Exhibit A attached hereto (the "Expansion Premises").

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Expansion Premises. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date (as defined in Section 2 below), Landlord leases to Tenant and Tenant leases from Landlord, the Expansion Premises,

2.
Delivery. Landlord shall use reasonable efforts to deliver the Expansion Premises to Tenant ("Delivery" or "Deliver") on or before the Target Expansion Premises Commencement Date. If Landlord fails to timely Deliver the Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Expansion Premises shall not be void or voidable.

The "Expansion Premises Commencement Date" shall be the date Landlord Delivers the Expansion Premises to Tenant. The "Target Expansion Premises Commencement Date" shall be January 1, 2022. Upon the request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date in the form of the "Acknowledgement of Expansion Premises Commencement Date" attached to the Lease as Exhibit B: provided, however, Tenant's failure to execute and deliver such acknowledgment shall not affect Landlord's rights hereunder.

Except as set forth in this Third Amendment: (i) Tenant shall accept the Expansion Premises In their "as-is" condition as of the Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant's taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken.

During the Term, Tenant shall have the right to use, at no additional cost, the furniture, fixtures and equipment, if any, belonging lo Landlord located in the Expansion Premises as of the Expansion Premises Commencement Date ("Landlord's Expansion Premises Furniture"). Tenant shall have no right to remove any of Landlord's Expansion Premises Furniture from the Expansion Premises at any time during the Term. Tenant shall use reasonable efforts to maintain Landlord's Expansion Premises Furniture and return the same to Landlord at the expiration or earlier termination of the Term in the same condition as received by Tenant, subject to ordinary wear and tear.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant's business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

3.
Premises and Building. Commencing on the Expansion Premises Commencement Date, the defined terms for "Premises" and "Rentable Area of Premises" on page 1 of the Lease are deleted in their entirety and replaced with the following:

"Premises: That portion of the Building (i) commonly known as Suite F, containing approximately 3,722 rentable square feet (the "Initial Premises"), (ii) commonly known as Suite B and Suite C, containing approximately 12,074 rentable square feet ("Subsequent Premises"), and (iii) commonly known as Suite A, containing approximately 12,685 rentable square feet ("Expansion Premises"), all as determined by Landlord, as shown on Exhibit A."

"Rentable Area of Premises: 28,481 sq. ft."

As of the Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Expansion Premises described on Exhibit A attached to this Third Amendment.

4.
Base Rent.

(a)
Original Premises. Tenant shall continue to pay Base Rent with respect to the Original Premises through the expiration dale of the Lease.

(b)
Expansion Premises. Beginning on the Expansion Premises Commencement Date, Tenant shall (in addition to Base Rent for the Original Premises) commence paying Base Rent for the Expansion Premises at the rate of $60.00 per rentable square foot of the Expansion Premises per year, and the same shall be automatically increased on each anniversary of the Expansion Premises Commencement Date by the Rent Adjustment Percentage (i.e., 3%).

5.
Tenant's Share. Commencing on the Expansion Premises Commencement Date, the defined term "Tenant's Share of Operating Expenses of Building" on page 1 of the Lease is deleted in its entirety and replaced with the following:

"Tenant's Share of Operating Expenses of Building: 27.67% (3.62% with respect to the Initial Premises, 11.73% with respect to the Subsequent Premises and 12.32% with respect to the Expansion Premises)"

6.
Base Term. Commencing on the Expansion Premises Commencement Date, the defined term

"Base Term" on page 1 of the Lease is deleted in its entirety and replaced with the following:

"Base Term: Beginning (i) with respect to the Initial Premises on the Commencement Date, (ii) with respect to the Subsequent Premises on the Subsequent Premises Commencement Date, and (iii) with respect to the Expansion Premises on the Expansion Premises Commencement Date, and ending on the date that is 30 days after the Commencement Date (as defined in the Long Term Lease) of the Long Term Lease."

7.
Regional Amenities. Tenant shall continue paying the Amenities Fee with respect to the Original Premises as provided in the Lease through the expiration date of the Lease. Commencing on the Expansion Premises Commencement Date, the terms of Section 40 of the Lease shall apply with respect to the Expansion Premises and Tenant shall commence paying the Amenities Fee with respect to the Expansion Premises at the same rate per rentable square foot that Tenant is then paying with respect to the Original Premises (as adjusted pursuant to Section 40(b) of the Lease).

8.
Control Areas. Notwithstanding anything to the contrary contained in the Lease, commencing on the Expansion Premises Commencement Date, Tenant shall have the use of 100% of the control area designated as 2A on Exhibit C attached hereto, in connection with its occupancy of the Expansion Premises.

9.
Parking. In addition to the parking spaces allocated to Tenant with respect to the Original Premises pursuant to Section 10 of the Lease, Tenant shall have the right to' use, subject to the terms of Section 10 of the Lease, an additional 2.5 parking spaces per 1,000 rentable square feet of the Expansion Premises.

10.
Hazardous Materials Storage Area. In connection with its use of the Premises, Tenant shall have the right, during the Term, to the use of the area shown on Exhibit D attached to this Third Amendment ("Tenant's HazMat Safety Storage Area") for the storage of Tenant's Hazardous Materials waste and other Hazardous Materials. Tenant shall maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements in connection with the use of the Tenant's HazMat Safety Storage Area. Tenant shall, at Tenant's sole cost and expense, surrender Tenant's HazMat Safety Storage Area free of any debris and trash and free of any Hazardous Materials in accordance with the requirements of Section 28 of this Lease, normal wear and tear excluded.

11.
OFAC. Tenant and Landlord are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control ("OFAC") of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the "OFAC Rules"), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

12.
California Accessibility Disclosure. Section 42(r) of the Lease is hereby incorporated into this Third Amendment by reference.

13.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, "Broker") in connection with the transaction reflected in this Fourth Amendment and that no Broker brought about this transaction, other than Hughes Marino, Inc., Cushman & Wakefield of San Diego, Inc. and CBRE, Inc. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Hughes Marino, Inc., Cushman & Wakefield of San Diego, Inc. and CBRE, Inc., claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

14.
Miscellaneous.

a.
This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.
This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.
This Third Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Third Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.
Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment. In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail. Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the day and year first above written.

TENANT:

SINGULAR GENOMICS SYSTEMS, INC.,

a Delaware corporation

By: Name: Drew Spaventa Its: CEO

LANDLORD:

ARE-10933 NORTH TORREY PINES, LLC,

a Delaware limited liability company

By: Alexandria Real Estate Equities, Inc., a Maryland corporation,

managing member

By: Name: Gary Dean

Its: Senior Vice President – Real Estate Legal Affairs

EXHIBIT A

Expansion PREMISES

[Omitted]

EXHIBIT B

Acknowledgment of Expansion Premises Commencement Date

[Omitted]

EXHIBIT C

Expansion Premises Control Areas

[Omitted]

EXHIBIT D

Tenant's Hazmat Safety Storage Area

[Omitted]